24-d
GREEN MOUNTAIN POWER CORPORATION
RETIREMENT BOARD CONSENT

     We, the undersigned, as members of the Retirement Board of Green Mountain Power Corporation, do hereby consent as of the date hereof, to the adoption of the following resolution, and do consent to and approve the same as the action of the Retirement Board of Green Mountain Power Corporation without a meeting thereof.

RESOLVED       that the Board authorizes the appointment of Michael H.
Lipson, Esq. and Christopher L. Dutton, Esq., of the
Corporation to act as true and lawful attorneys-in-fact for the execution of all documents and acts as required to secure the issuance of 200,000 additional shares of common stock pursuant to the Green Mountain Power
Corporation Employee Savings and Investment Plan and
Trust (401(k) Plan).

Dated January 20, 1995    /s/ Glenn J. Purcell
                          Glenn J. Purcell

                          /s/ Edwin M. Norse
                          Edwin M. Norse

                          /s/ Walter S. Oakes
                          Walter S. Oakes

                          /s/ Marshall H. Hall
                          Marshall H. Hall

     I, the undersigned, hereby certify that I am the Secretary of Green Mountain Power Corporation, a Vermont corporation; and that the following is a true, correct and complete copy of certain resolutions duly adopted by the Retirement Board of said company.
     I further certify that said vote has not been amended or revoked and that the same is now in full force and effect.
     IN WITNESS WHEREOF, I have hereunto set my hand and have affixed the corporate seal of said company this 29th day of March, 1995.

                          /s/ Donna S. Laffan
                          Donna S. Laffan
                          Secretary
                          Green Mountain Power Corporation